Exhibit 4.5
DESCRIPTION OF SECURITIES

The following is a brief description of the securities of New Mountain Finance Corporation (the “Company,” “we,” “our” or “us”), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of our securities does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware General Corporation Law (the “DGCL”), and the full text of our charter, bylaws and the relevant indenture and supplemental indenture governing the debt securities described herein. As of December 31, 2025 and the date hereof, our common stock and the debt securities described herein are the only securities that we have registered under Section 12 of the Exchange Act.

A.Common Stock

As of December 31, 2025, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 102,638,388 shares are outstanding as of December 31, 2025. Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol "NMFC". No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally will not be personally liable for our debts or obligations.

Under the terms of our amended and restated certificate of incorporation, all shares of our common stock will have equal rights as to earnings, assets, dividends and voting and, when they are issued, are duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized and declared by our board of directors out of funds legally available therefore. Shares of our common stock will have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There are no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock are able to elect all of our directors (other than directors to be elected solely by the holders of preferred stock), and holders of less than a majority of such shares are unable to elect any director.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Measures

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as summarized below, and applicable provisions of the DGCL and certain other agreements to which we are a party may make it more difficult for or prevent an unsolicited third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Measures

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as summarized below, and applicable provisions of the DGCL and certain other agreements to which we are a party may make it more difficult for or prevent an unsolicited third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Classified Board; Vacancies; Removal

The classification of our board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us. Our board of directors is divided into three classes, with the term of one class expiring at each annual meeting of stockholders. At each annual meeting, one class of directors is elected to a three-year term. This provision could delay for up to two years the replacement of a majority of the board of directors.

Our amended and restated certificate of incorporation provides that, subject to the applicable requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and the rights of any holders of preferred stock, any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote a majority of the directors then in office.

A director may be removed at any time at a meeting called for that purpose, but only for cause and only by the affirmative vote of the holders of at least 75.0% of the shares then entitled to vote for the election of the respective director.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.

Our amended and restated bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the board of directors or (2) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the amended and restated bylaws. Nominations of persons for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the board of directors has determined that directors are elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the amended and restated bylaws. The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform its stockholders and make recommendations about such qualifications or business, as well as to approve a more orderly procedure for conducting meetings of stockholders. Although our amended and restated bylaws do not give its board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Amendments to Certificate of Incorporation and Bylaws.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws requires a greater percentage. Our amended and restated certificate of incorporation provides that the following provisions, among others, may be amended by our stockholders only by a vote of at least two-thirds of the shares of our capital stock entitled to vote:

•the classification of our board of directors;

•the removal of directors;

•the limitation on stockholder action by written consent;

•the limitation of directors' personal liability to us or our stockholders for breach of fiduciary duty as a director;

•the ability to call a Special Meeting of Stockholders being vested in our board of directors, the chairperson of our board, our chief executive officer and in the holders of at least fifty (50) percent of the voting power of all shares of our capital stock generally entitled to vote on the election of directors then outstanding subject to certain procedures; and

•the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote.

The amended and restated bylaws generally can be amended by approval of (i) a majority of the total number of authorized directors or (ii) the affirmative vote of the holders of at least two-thirds of the shares of our capital stock entitled to vote.

Calling of Special Meetings by Stockholders

Our certificate of incorporation and bylaws also provide that special meetings of the stockholders may only be called by our board of directors, the chairperson of our board, our chief executive officer or upon the request of the holders of at least 50.0% of the voting power of all shares of our capital stock, generally entitled to vote on the election of directors then outstanding, subject to certain limitations.

Section 203 of the DGCL

We will not be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15.0% or more of a corporation's voting stock. In our certificate of incorporation, we have elected not to be bound by Section 203.

B.Description of 8.250% Unsecured Notes

On November 13, 2023, we closed a registered public offering of $115.0 million in aggregate principal amount of our 8.250% unsecured notes due November 15, 2028 (the “8.250% Unsecured Notes”) under an indenture, dated August 20, 2018, as supplemented by a fourth supplemental indenture thereto, dated November 13, 2023 between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) (“U.S. Bank”), as trustee (together, the “Indenture”).

The 8.250% Unsecured Notes bear interest at a rate of 8.250% per year. The 8.250% Unsecured Notes will mature on November 15, 2028. The Company pays interest on the 8.250% Unsecured Notes on February 15, May 15, August 15 and November 15 each year. The Company may redeem the 8.250% Unsecured Notes in whole or in part at any time, or from time to time on or after November 15, 2025, at the redemption price of 100% of the outstanding principal amount of the 8.250% Unsecured Notes, plus accrued interest. The 8.250% Unsecured Notes are listed on the NASDAQ Global Select Market and trade under the trading symbol "NMFCZ."

The 8.250% Unsecured Notes are issued in denominations of $25 and integral multiples of $25 in excess thereof. The 8.250% Unsecured Notes will not be subject to any sinking fund and holders of the 8.250% Unsecured Notes will not have the option to have the 8.250% Unsecured Notes repaid prior to the stated maturity date.

The Indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the Indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness. See “— Covenants” and “— Events of Default.” Other than as described under “— Covenants” below, the Indenture does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Merger or Consolidation” below, the Indenture does not contain any covenants or other provisions designed to afford holders of the 8.250% Unsecured Notes protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect a holder’s investment in the 8.250% Unsecured Notes.

We may, without the consent of the holders of the 8.250% Unsecured Notes, issue additional notes under the Indenture with the same terms (except for the issue date, public offering price, and if applicable, the initial interest payment date) and with the same CUSIP numbers as the 8.250% Unsecured Notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be treated as part of the same issue as the 8.250% Unsecured Notes offered hereby for U.S. federal income tax purposes. In addition, we have the ability to issue indenture securities with terms different from the 8.250% Unsecured Notes.

Covenants

In addition to any other covenants described in the prospectus supplement relating to the 8.250% Unsecured Notes and the accompanying base prospectus, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants will apply to the 8.250% Unsecured Notes:
•We agree that for the period of time during which the 8.250% Unsecured Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC.

•We agree that for the period of time during which the 8.250% Unsecured Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a)(2) of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below. These statutory provisions of the 1940 Act are not currently applicable to us and will not be applicable to us as a result of this offering. However, if Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act were currently applicable to us in connection with this offering, these provisions would generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under the covenant, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.

•If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the 8.250% Unsecured Notes and the trustee, for the period of time during which the 8.250% Unsecured Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.

Optional Redemption

The 8.250% Unsecured Notes may be redeemed in whole or in part at any time or from time to time at our option on or after November 15, 2025, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the 8.250% Unsecured Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

Holders may be prevented from exchanging or transferring the 8.250% Unsecured Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, a holder will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of a holder’s remaining unredeemed Notes. Any exercise of our option to redeem the 8.250% Unsecured Notes will be done in compliance with the 1940 Act, to the extent applicable.

If we redeem only some of the 8.250% Unsecured Notes, the trustee or, with respect to global securities, DTC will determine the method for selection of the particular Notes to be redeemed, in accordance with the Indenture and the 1940 Act, to the extent applicable, and in accordance with the rules of any national securities exchange or quotation system on which the 8.250% Unsecured Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the 8.250% Unsecured Notes called for redemption.

Global Securities

Each Note will be issued in book-entry form and represented by a global security that we deposit with and register in the name of DTC or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the 8.250% Unsecured Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. For more information about these arrangements, see “— Book-Entry Procedures” below.

Termination of a Global Security

If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Conversion and Exchange

The 8.250% Unsecured Notes are not convertible into or exchangeable for other securities.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the 8.250% Unsecured Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the 8.250% Unsecured Note on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the 8.250% Unsecured Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the 8.250% Unsecured Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on the 8.250% Unsecured Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Book-Entry Procedures” below.

Payments on Certificated Securities

In the event the 8.250% Unsecured Notes become represented by certificated securities, we will make payments on the 8.250% Unsecured Notes as follows. We will pay interest that is due on an interest payment date to the holder of the 8.250% Unsecured Notes as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the Indenture or a notice to holders against surrender of the 8.250% Unsecured Note.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If any payment is due on the 8.250% Unsecured Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the 8.250% Unsecured Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the 8.250% Unsecured Notes.

Events of Default

Holders will have rights if an Event of Default occurs in respect of the 8.250% Unsecured Notes and the Event of Default is not cured, as described later in this subsection.

The term “Event of Default” in respect of the 8.250% Unsecured Notes means any of the following:

•we do not pay the principal of (or premium, if any, on) any Note when due and payable at maturity;
•we do not pay interest on any Note when due and payable, and such default is not cured within 30 days of its due date;
•we remain in breach of any other covenant in respect of the 8.250% Unsecured Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding Notes);
•we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days; or
•on the last business day of each of twenty-four consecutive calendar months, the 8.250% Unsecured Notes have an asset coverage (as such term is defined in the 1940 Act) of less than 100%, giving effect to any exemptive relief granted to us by the SEC.

An Event of Default for the 8.250% Unsecured Notes may, but does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other Indenture. The trustee may withhold notice to the holders of the 8.250% Unsecured Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the 8.250% Unsecured Notes may declare the entire principal amount of all the 8.250% Unsecured Notes to be due and immediately payable, but this does not entitle any holder of Notes to any redemption payout or redemption premium. If an Event of Default referred to in the second to last bullet point above with respect to us has occurred, the entire principal amount of all of the 8.250% Unsecured Notes will automatically become due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the 8.250% Unsecured Notes if (1) we have deposited with the trustee all amounts due and owing with respect to the 8.250% Unsecured Notes (other than principal or any payment that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee protection and/or security from expenses and liability reasonably satisfactory to it (called an "indemnity"). If an indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the 8.250% Unsecured Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before holders are allowed to bypass the trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the 8.250% Unsecured Notes, the following must occur:

•holders must give the trustee written notice that an Event of Default has occurred and remains uncured;
•the holders of at least 25% in principal amount of all the 8.250% Unsecured Notes must make a written request that the trustee take action because of the default and must offer the trustee indemnity, security, or both reasonably satisfactory to it against the cost and other liabilities of taking that action;
•the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and

•the holders of a majority in principal amount of the 8.250% Unsecured Notes must not have given the trustee a direction inconsistent with the above notice during that 60-day period.
However, holders are entitled at any time to bring a lawsuit for the payment of money due on their Notes on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the 8.250% Unsecured Notes, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the 8.250% Unsecured Notes may waive any past defaults other than a default:

•the payment of principal (or premium, if any) or interest; or
•in respect of a covenant that cannot be modified or amended without the consent of each holder of the 8.250% Unsecured Notes.

Merger or Consolidation

Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:
•where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the 8.250% Unsecured Notes;
•immediately after giving effect to the transaction, no default or Event of Default shall have occurred and be continuing; and
•we must deliver certain certificates and documents to the trustee.

Modification or Waiver

There are three types of changes we can make to the Indenture and the 8.250% Unsecured Notes issued thereunder.

Changes Requiring Holder Approval

First, there are changes that we cannot make to the 8.250% Unsecured Notes without approval of the holders of the 8.250% Unsecured Notes. The following is a list of those types of changes:
•change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of, or interest on the 8.250% Unsecured Notes;
•reduce any amounts due on the 8.250% Unsecured Notes or reduce the rate of interest on the 8.250% Unsecured Notes;
•reduce the amount of principal payable upon acceleration of the maturity of a Note following a default;
•change the place or currency of payment on a Note;
•impair the holders’ right to sue for payment;
•reduce the percentage of holders of Notes whose consent is needed to modify or amend the Indenture; and
•reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults or reduce the percentage of holders of Notes required to satisfy quorum or voting requirements at a meeting of holders of the 8.250% Unsecured Notes.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the 8.250% Unsecured Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the 8.250% Unsecured Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the Indenture and the 8.250% Unsecured Notes would require the following approval:
•if the change affects only the 8.250% Unsecured Notes, it must be approved by the holders of a majority in principal amount of the 8.250% Unsecured Notes; and

•if the change affects more than one series of debt securities issued under the same Indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an Indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that Indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Holder Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to the 8.250% Unsecured Notes:
The 8.250% Unsecured Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we or any affiliate of ours own any Notes. The 8.250% Unsecured Notes will also not be eligible to vote if they have been fully defeased as described later under “— Defeasance — Full Defeasance” below.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the 8.250% Unsecured Notes that are entitled to vote or take other action under the Indenture. However, the record date may not be earlier than 30 days before the date of the first solicitation of holders to vote on or take such action and not later than the date such solicitation is completed. If we set a record date for a vote or other action to be taken by holders of the 8.250% Unsecured Notes, that vote or action may be taken only by persons who are holders of the 8.250% Unsecured Notes on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the 8.250% Unsecured Notes or request a waiver.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect with respect to the 8.250% Unsecured Notes when:
•Either
◦all the 8.250% Unsecured Notes that have been authenticated have been delivered to the trustee for cancellation; or;
◦all the 8.250% Unsecured Notes that have not been delivered to the trustee for cancellation:
▪have become due and payable, or
▪will become due and payable at their stated maturity within one year, or
▪are to be called for redemption within one year,

and we, in the case of the first, second and third sub-bullets above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the 8.250% Unsecured Notes, in amounts as will be sufficient, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such Notes delivered to the trustee for cancellation (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

•we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the 8.250% Unsecured Notes; and
•we have delivered to the trustee an officers' certificate and legal opinion, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture and the 8.250% Unsecured Notes have been complied with.

Defeasance

The following provisions will be applicable to the 8.250% Unsecured Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the 8.250% Unsecured Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the 8.250% Unsecured Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the Indenture relating to the 8.250% Unsecured Notes.

Covenant Defeasance

Under current U.S. federal income tax law and the Indenture, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture under which the 8.250% Unsecured Notes were issued. This is called “covenant defeasance.” In that event, holders would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the 8.250% Unsecured Notes. In order to achieve covenant defeasance, the following must occur:

•since the 8.250% Unsecured Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the 8.250% Unsecured Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the 8.250% Unsecured Notes on their various due dates;
•we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing holders to be taxed on the 8.250% Unsecured Notes any differently than if we did not make the deposit;
•we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;
•defeasance must not result in a breach or violation of, or result in a default under, the Indenture or any of our other material agreements or instruments; and
•no default or Event of Default with respect to the 8.250% Unsecured Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, holders can still look to us for repayment of the 8.250% Unsecured Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the 8.250% Unsecured Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, holders may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal income tax law, as described below, we can legally release ourselves from all payment and other obligations on the 8.250% Unsecured Notes (called “full defeasance”) if we put in place the following other arrangements for holders to be repaid:
•since the 8.250% Unsecured Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the 8.250% Unsecured Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the 8.250% Unsecured Notes on their various due dates;
•we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service (“IRS”) ruling that allows us to make the above deposit without causing holders to be taxed on the 8.250% Unsecured Notes any differently than if we did not make the deposit;
•we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;
•defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any of our other material agreements or instruments; and
•no default or Event of Default with respect to the 8.250% Unsecured Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the 8.250% Unsecured Notes. Holders could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Form, Exchange and Transfer of Certificated Registered Securities

If registered Notes cease to be issued in book-entry form, they will be issued:
•only in fully registered certificated form;
•without interest coupons; and
•unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering Notes in the names of holders transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the 8.250% Unsecured Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.

If registered Notes are issued in book-entry form, only the depositary will be entitled to transfer and exchange the 8.250% Unsecured Notes as described in this subsection, since it will be the sole holder of the 8.250% Unsecured Notes.

Resignation of Trustee

The trustee may resign or be removed with respect to the 8.250% Unsecured Notes provided that a successor trustee is appointed to act with respect to the 8.250% Unsecured Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the Indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Governing Law

The Indenture and the 8.250% Unsecured Notes will be governed by and construed in accordance with the laws of the State of New York.

Indenture Provisions — Ranking

The 8.250% Unsecured Notes will be our direct unsecured obligations and will rank:

•equal in right of payment with all of our existing and future unsecured indebtedness, including, our 6.875% fixed-rate notes due 2029 and our 6.200% fixed rate notes due 2027;
•senior in right of payment to all of our future indebtedness that is expressly subordinated in right of payment to the 8.250% Unsecured Notes;
•effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured in respect of which we have granted or subsequently grant security), to the extent of the value of the assets securing such indebtedness, including, without limitation, borrowings under our Amended and Restated Loan and Security Agreement with Wells Fargo Bank, National Association, (the “Holdings Credit Facility”), borrowings under our Second Amended and Restated Senior Revolving Credit Agreement with Sumitomo Mitsui Banking Corporation, (the “NMFC Credit Facility”), and borrowings under our Revolving Loan Agreement with NMF Investments III, L.L.C. (the “Unsecured Management Company Revolver”); and
•structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including our SBA-guaranteed debentures.

The Trustee under the Indenture

U.S Bank Trust Company, National Association (as successor in interest to U.S. Bank) serves as the trustee, paying agent and security registrar under the Indenture. Separately, our securities are held by U.S. Bank pursuant to a custody agreement.